UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2012

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-35256	94-2683643
(Commission File Number)	(I.R.S. Employer Identification No.)

2580 North First Street, Suite 460 San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 5, 2012, the Compensation Committee of the Board of Directors of DSP Group, Inc. (the “Company”) unanimously approved an amendment to the employment agreements of Mr. Elyakim, the Company’s Chief Executive Officer (the “Elyakim Amendment”) and Dror Levy, the Company’s Chief Financial Officer (the “Levy Amendment”), each effective on November 5, 2012.

Elyakim Amendment

The Elyakim Amendment sets forth that if Mr. Elyakim desires to terminate his employment with the Company (which for purposes of Mr. Elyakim’s employment agreement includes any subsidiary of the Company) without Good Reason (as defined in his employment agreement), he will have to notify the Company eighteen months in advance. Similarly, if the Company desires to terminate Mr. Elyakim’s employment with the Company without Good Reason, it will have to notify Mr. Elyakim eighteen months in advance. However, if the Company wishes to terminate Mr. Elyakim’s employment but fails to provide him with the eighteen-month advance written notice, Mr. Elyakim would be entitled to receive an amount equal to eighteen months of his then-effective salary. If the requisite advance notice of eighteen months is provided by Mr. Elyakim to the Company if he desires to terminate his employment with the Company without Good Reason, then: (i) all of his rights under his employment agreement would continue during the eighteen-month period, and (ii) all equity awards held by him prior to the termination of his employment with the Company would accelerate and immediately vest eighteen months following the date of such requisite notice and be exercisable in whole or in part at any time from the date of the vesting of the respective equity awards for a period of two years. Prior to the Elyakim Amendment, the notice period required of Mr. Elyakim was one year in advance.

In addition, if Mr. Elyakim’s employment with the Company is terminated by (i) the Company following a Change in Control (as defined in his employment agreement); (ii) Mr. Elyakim for Good Reason; or (iii) the Company without Cause (as defined in his employment agreement), all of Mr. Elyakim’s rights under his employment agreement would continue for eighteen months and all equity awards held by Mr. Elyakim would accelerate and immediately vest and be exercisable in whole or in part at any time for two years following the termination of his employment. Prior to the Elyakim Amendment, the continuation of all rights under Mr. Elyakim’s employment agreement would have continued for eighteen months. The change was to conform the benefit period with the extended advance notice period.

A copy of the Elyakim Amendment, effective as of November 5, 2012, is attached and filed herewith as Exhibit 10.1. The foregoing description of the Elyakim Amendment does not purport to be complete and is qualified in its entirety by reference to the Elyakim Amendment.

Levy Amendment

The Levy Amendment sets forth that if Mr. Levy desires to terminate his employment with the Company (which for purposes of Mr. Levy’s employment agreement includes any subsidiary of the Company) without Good Reason (as defined in his employment agreement), he will have to notify the Company one year in advance. Similarly, if the Company desires to terminate Mr. Levy’s employment with the Company without Good Reason, it will have to notify Mr. Levy one year in advance. However, if the Company wishes to terminate Mr. Levy’s employment but fails to provide him with the one-year advance written notice, Mr. Levy would be entitled to receive an amount equal to one year of his then-effective salary. If the requisite advance notice of one year is provided by Mr. Levy to the Company if he desires to terminate his employment with the Company without Good Reason, then: (i) all of his rights under his employment agreement would continue during the one-year period, and (ii) all equity awards held by him prior to the termination of his employment with the Company would accelerate and immediately vest one year following the date of such requisite notice and be exercisable in whole or in part at any time from the date of the vesting of the respective equity awards for a period of one year. Prior to the Levy Amendment, the notice period required of Mr. Levy was nine months in advance.

In addition, if Mr. Levy’s employment with the Company is terminated by (i) the Company following a Change in Control (as defined in his employment agreement); (ii) Mr. Levy for Good Reason; or (iii) the Company without Cause (as defined in his employment agreement), all of Mr. Levy’s rights under his employment agreement would continue for one year and all equity awards held by Mr. Levy would accelerate and immediately vest and be exercisable in whole or in part at any time for one year following the termination of his employment. Prior to the Levy Amendment, the continuation of all rights under Mr. Levy’s employment agreement would have continued for nine months. The change was to conform the benefit period with the extended advance notice period.

A copy of the Levy Amendment, effective as of November 5, 2012, is attached and filed herewith as Exhibit 10.2. The foregoing description of the Levy Amendment does not purport to be complete and is qualified in its entirety by reference to the Levy Amendment.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Amendment to Employment Agreement by and among DSP Group, Inc., DSP Group, Ltd. and Ofer Elyakim, as amended, effective as of November 5, 2012.

10.2	Amendment to Employment Agreement by and among DSP Group, Inc., DSP Group, Ltd. and Dror Levy, as amended, effective as of November 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: November 9, 2012	By:	/s/ Dror Levy
Dror Levy
Chief Financial Officer and Secretary

4